EXHIBIT 99.1

July 22, 2004

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2004 was $1.27 million, or $.40 per diluted share, compared to $1.59 million, or $.50 per diluted share, for the same period last year. Net income for the first six months of 2004 was $2.69 million, or $.85 per diluted share, compared to net income of $3.23 million, or $1.02 per diluted share, for the same period last year. The decrease was primarily due to lower net interest income.

Net interest income was $5.06 million for the second quarter of 2004, a decrease of $334,000 compared to the same quarter last year. Net interest margin decreased to 3.29% for the second quarter of this year from 3.34% for the second quarter of last year. Interest income decreased to $8.0 million for the second quarter of 2004 from $8.93 million during the same period last year. Average interest-earning assets decreased approximately 4.6% to $617.7 million, and the average yield decreased from 5.53% for the second quarter of 2003 to 5.21% for the second quarter of 2004. Total interest expense decreased only $595,000 to $2.93 million during the second quarter of 2004 from $3.53 million during the same period last year. Average interest bearing liabilities decreased 5.7% from last year to $550.7 million, and their cost decreased from 2.43% during the second quarter of last year to 2.15% in the second quarter of this year. This is the result of a reduction in time deposits and a shift to lower costing transaction type deposits. Year to date net interest income is down 6.9% and net interest margin decreased to 3.33% from 3.46% compared to the first half of last year.

The provision for loan losses decreased 7.6% to $450,000 during the second quarter of 2004 from $487,000 during the second quarter of last year. The year- to -date provision for loan losses of $900,000 is down from $1.03 million for the first half of last year. The lower provision for loan losses is reflective of management’s evaluation of the loan portfolio and potential weaknesses of specific loans and recognition of potential losses in the prior year. The percentage of the allowance for loan losses to total loans increased to 1.14% at June 30, 2004, compared to 1.01% at June 30, 2003. Year to date net charge-offs were $1.05 million, or 0.51% (annualized), compared to $979,000, or 0.50% (annualized), for the same period in 2003.

Non-interest income, excluding gains on sales of securities, was $2.17 million for the second quarter of 2004, down 5.5% from the $2.30 million earned in the second quarter of 2003. Trust income increased 15.3% from the second quarter of last year due to increases in the market values of managed assets. ATM network fees decreased 24.6% from the second quarter of last year as a result of fewer units in operation. Year-to-date non-interest income, excluding securities gains, was $4.32 million, compared to $4.36 million for the first six months of 2003.

The Company realized $527,000 in securities gains in the first half of 2004, compared to $907,000 for the same period in 2003. No security gains were realized in the second quarter of 2004, compared to $361,000 in the second quarter of 2003.

Non-interest expense decreased 6.0% to $5.19 million for the second quarter of 2004 from the $5.52 million for the second quarter of 2003. For the year, non-interest expense is down 3.4% primarily due to decreases in salaries and benefits and marketing expenses.

Performance ratios for the second quarter of 2004 included a return on assets of .77 % and a return on equity of 8.82%, compared to a return on assets of .92% and a return on equity of 10.94% for the second quarter of 2003. For the first half of 2004, return on assets was .81% and return on equity was 9.42%.

On June 15, 2004 the Board of Directors declared a dividend of $0.25 per share, payable July 23, 2004 to shareholders of record on June 30, 2004. This is an increase of 4.2% from the second quarter of 2003.

NB&T Financial Group, Inc. & Subsidiaries

Consolidated Financial Highlights

(thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30			For the Six Months Ended June 30
	2004	2003	Percent Change	2004	2003	Percent Change
Interest income	$7,997	$8,926	(10.4)%	$16,117	$18,176	(11.3)%
Interest expense	2,937	3,532	(16.9)	5,883	7,178	(18.0)

Net interest income	5,060	5,394	(6.2)	10,234	10,998	(6.9)
Provision for loan losses	450	487	(7.6)	900	1,027	(12.4)

Net after provision	4,610	4,907	(6.0)	9,334	9,971	(6.4)
Securities gains	—	361	(100.0)	527	907	(41.9)
Non-interest income	2,173	2,299	(5.5)	4,314	4,362	(1.1)
Non-interest expense	5,186	5,515	(6.0)	10,825	11,202	(3.4)

Income before income tax	1,597	2,052	(22.2)	3,350	4,038	(17.0)
Income tax	327	461	(29.0)	658	810	(18.7)

Net income	$1,270	$1,591	(20.2)	$2,692	$3,228	(16.6)

Per share:
Net income—basic	$0.40	$0.51	(21.6)%	$0.86	$1.03	(16.5)%
Net income—diluted	$0.40	$0.50	(20.0)	$0.85	$1.02	(16.7)
Dividends	0.25	0.24	4.2	0.50	0.48	4.2
Book value (a)	17.44	18.13	(3.8)

Ratios:
Return on Assets	0.77%	0.92%	(16.6)	0.81%	0.94%	(14.2)
Return on Equity	8.82	10.94	(19.4)	9.42	11.21	(16.0)
Equity to Assets Ratio	8.66	8.50	1.8

	June 30
	2004	2003	Percent Change
Cash and due from banks	$13,427	$19,351	(30.6)%
Short-term funds	1,627	9,691	(83.2)
Securities	188,029	225,691	(16.7)
Loans-net	406,607	399,071	1.9
Other assets	39,569	37,678	5.0

Total assets	$649,259	$691,482	(6.1)

Demand deposits	$50,091	$50,666	(1.1)
Time deposits	384,266	419,953	(8.5)
Short-term borrowings	24,747	23,647	4.7
Long-term debt	130,934	134,790	(2.9)
Other liabilities	3,019	3,634	(16.9)
Shareholders’ equity	56,202	58,792	(4.4)

Total liabilities and capital	$649,259	$691,482	(6.1)

(a)	Includes unallocated ESOP shares